Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to 2,000,000 shares of common stock issuable pursuant to the FriendFinder Networks Inc. 2012 Stock Incentive Plan of our report dated March 29, 2012, with respect to the consolidated financial statements and the related financial statement schedule of FriendFinder Networks Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ EisnerAmper LLP

New York, New York
August 29, 2012